SiriusPoint International Insurance Corporation
3rd Floor, 33 Gracechurch Street, London, EC3V 0BT
18 June 2026
Scott Egan
Via email to the confidential email address maintained in the Company’s records
Dear Scott:
We are pleased to offer you employment with SiriusPoint International Insurance Corporation. whose registered office is 3rd Floor, 33 Gracechurch Street, London, EC3V 0BT (the “Company”), subject to and on the terms and conditions outlined in this offer letter including its Exhibits (the “Offer Letter” and the “Employment”). This Offer Letter which supersedes and replaces your offer letter with SiriusPoint Bermuda Insurance Company Ltd May 17, 2023 (the "Bermudian Contract") and all related contractual terms governing your employment with that entity, except for any accrued rights and any provisions expressly preserved by this Offer Letter. The parties agree that the transition to this Offer Letter will not trigger any entitlement arising from a termination, resignation, dismissal, termination without Cause, resignation for Good Reason, including notice pay, payment in lieu of notice, severance, bonus, accelerated vesting or any other termination-related payment or benefit, except as expressly provided in this Offer Letter or the governing equity or incentive terms.
•Position and Duties. You will serve as the CEO of SiriusPoint Ltd. (“SiriusPoint”), reporting directly to the Board of Directors from time to time of SiriusPoint (the “Board”, which definition includes any committee of the Board to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of the Offer Letter). In this role, you shall perform such senior executive duties, services, and responsibilities on behalf of SiriusPoint or any Group Company which are consistent with the CEO position as may be reasonably assigned to you from time to time by the Board. You agree to act subject to and in accordance with the Company's and SiriusPoint Ltd.’s memorandum of association and bye-laws as amended from time to time (the “Articles of Association”). Without prejudice to the generality of the foregoing, you will be bound by the additional duties and obligations, and give the representations and warranties, set out in Exhibit B.
•Start Date. Subject to the Contingent Offer section below, your Employment commenced on 18th May 2026 under these terms and conditions. The Employment shall continue until terminated by either party as set out in the Termination of Employment – Notice and Termination of Employment – “Cause” sections below.
•Base Salary. You will be paid a base salary at a rate of £1,054,530 per annum less applicable deductions. Your base salary shall accrue day to day and be payable by equal monthly instalments into a bank account you nominate for this purpose. Your base salary will be subject to review on an upwards only basis in connection with regular senior management reviews in the first quarter of each calendar year. Your base salary will next be reviewed in 2027. There is no obligation on the Company to increase your base salary pursuant to any such review or otherwise. There will be no review of the base salary after either party has given notice to terminate the Employment.
•Annual Bonus. You will be eligible for an annual bonus equal to, at target levels of performance, 140% of your then-current base salary (the “Target Bonus”), and subject to generally applicable threshold and maximum levels set by the Compensation Committee of the Board as to individual and corporate performance goals. Whether any annual bonus is payable in respect of any year and, if so, how much, will be determined by the Board in its sole discretion, such discretion to be exercised in a bona fide and rational manner. Payment of your annual bonus (if any) for any year will generally

1

occur in the first quarter of the subsequent year at the same time as annual bonuses are paid to other members of the senior management team. You acknowledge that you have no contractual right to receive a bonus (save as set out below) and that receipt of any bonus payment in respect of any financial year or otherwise would not entitle you to any bonus payment in respect of any subsequent periods. The bonus for the 2026 performance year will be calculated and paid based on actual business performance and not at 100% of target level of performance.
For 2026 onwards and save as provided for below in respect of a Resignation for Good Reason /Termination not for Cause, you will have no entitlement whatsoever to receive a bonus payment, any outstanding bonus payment, or pro rata entitlement, or to accrue any bonus for the year in which your employment terminates pursuant to any such bonus scheme if, on or prior to the date that the bonus for the relevant bonus period is declared or would otherwise have been paid to you or the bonus would otherwise have accrued, you are: (i) no longer employed by the Company or any Group Company; or (ii) under notice of termination of employment (whether such notice is given by you or the Company), including during any period of Garden Leave; or (iii) suspended pursuant to the terms of the Offer Letter and the Employment is subsequently terminated in connection (whether directly or indirectly) with the circumstances which gave rise to such suspension; or (iv) subject to any disciplinary process and the Employment is subsequently terminated in connection (whether directly or indirectly) with the circumstances which gave rise to such process (whereby entitlement to be considered for a bonus shall be reinstated if no disciplinary sanction is imposed); or (v) no longer in satisfaction of any eligibility criteria set out in the relevant plan rules.
•Annual Long-Term Incentive Awards. You will be eligible to participate in SiriusPoint’s long-term incentive (“LTI”) program with other members of senior management of SiriusPoint. Your annual LTI award will have a target grant date value equal to 350% of your then-current base salary (calculated in the same manner as other LTI award recipients), to be provided in the same type of award(s) and ratio as granted to other members of senior management. Your annual LTI award will be granted annually at the same time as awards are granted to other members of senior management (expected to be no later than the second quarter of each calendar year), and will be subject to the terms set forth in the implementing award agreements, of which yours will be no less favorable than the agreements evidencing awards granted to other members of senior management.
•Remuneration – general.
oThe remuneration and benefits referred to anywhere in the Offer Letter or otherwise provided to you in connection with the Employment shall be subject always to any applicable regulatory requirements and applicable remuneration codes. If any such remuneration or benefits do not comply or cease to comply with any such regulatory requirements or remuneration codes, you acknowledge and agree that such remuneration and benefits may be reduced, amended or withdrawn to the extent necessary to comply with any such requirements or codes.
oParticipation and/or continued participation in any bonus scheme (and the payment of any amounts under the bonus scheme) or any share scheme (and the receipt of benefits under any share scheme) shall be conditional upon you agreeing (including entering into such documentation as the Board reasonably requires) to deferral, malus, claw back and forfeiture terms in relation to any benefits received under such schemes as the Board determines are reasonable and appropriate.
oAny awards or payments made pursuant to the sections entitled Annual Bonus, Annual Long-Term Incentive Awards and Sign-On and Additional LTI Awards will not form part of the fixed or pensionable salary under the Offer Letter (notwithstanding anything to the contrary contained in the rules of any relevant bonus scheme, share scheme or pension scheme).

2

oYour rights and obligations in connection with the Employment will not be affected by your participation in the LTI or any other long term incentive arrangements or scheme, or any right you may have to participate in the same. In participating in the LTI or any other such arrangements or schemes, you waive all and any rights to compensation or damages in respect of your participation in the LTI or any other long term incentive arrangements or scheme (but not otherwise) in consequence of: (i) the termination of the Employment or your position as CEO and/or giving notice of termination of employment with any Group Company for any reason whatsoever (whether lawful or unlawful); and/or (ii) the lawful exercise or failure to exercise any discretion conferred by the rules of the LTI or any other such arrangements or schemes, insofar as those rights arise or may arise from you losing, or failing to receive, any rights or benefits under the same or from the loss or diminution in value of such rights or benefits as a result of such termination or such lawful exercise or failure to exercise a discretion.
oYour base salary is inclusive of any fees to which you may be entitled as a director of SiriusPoint or any Group Company or of any other company or any unincorporated body in which you hold the office as nominee or representative of SiriusPoint.
oPayment of your base salary and bonus (if any) and the provision of benefits (if any) to you will be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.
•Pension. From the commencement of your employment in UK, you will be eligible to be enrolled in the Company's UK pension scheme. The Company currently makes contributions equal to 12% of employees’ base salary and requires 1.5% employee contributions. You will have the option to contribute additional amounts to your pension, subject to the terms and conditions of the plan.
•Relocation Benefits. You are entitled to be reimbursed up to £8,000 for other expenses incurred by you in relocating to the United Kingdom, subject to production of receipts or other evidence of payment. To the extent this reimbursement is deemed a taxable benefit, the Company will make you whole so you receive the full amount of the reimbursement net of taxes.
•Insurance Benefits. You will be eligible to participate in the Company’s health, life, accidental dismemberment and death, and long-term disability policies, for which the Company currently pays 100% of the cost. The Company will provide you with additional information regarding these plans and additional provisions relating to the same are set out below:
oEligibility to join, continued coverage under and benefits under, any insurance scheme are subject to the rules of the scheme and the terms of any applicable insurance policy from time to time in force and are conditional on you (and where relevant your spouse, civil partner or dependent children) complying with and continuing to comply with and satisfying and continuing to satisfy any applicable requirements of the insurer and the Company being able to obtain and maintain cover in respect of you (and where relevant your spouse, civil partner or dependent children) on commercial terms reasonably acceptable to the Company, subject to compliance with English law. Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to you on request.
oThe Company reserves the right to amend, alter or replace any such insurance schemes, in which event you will be eligible to participate in the other or additional schemes put in place for you and your family, which will be no less favorable than are put in place for other members of senior management, and subject to compliance with English law.
oThe Company will not have any liability to provide or pay any benefit or compensation to you or your spouse, civil partner or dependent children under any insurance scheme unless it receives payment of the benefit from the insurer or to take any legal action to enforce the

3

provision of such benefits in circumstances where the scheme provider refuses for any reason whatsoever to provide any benefits to you (or where applicable your spouse, civil partner or dependent children). The Company will however provide all reasonable assistance in seeking payment of such benefits and compensation short of legal action. In addition, in the event that you (or your family) request that the Company takes any legal action against any scheme provider in relation to the provision of such benefits which it is not otherwise required by law to take and the Company agrees to do so you agree to reimburse the Company for the reasonable costs incurred by it in taking any such action including any legal fees, all such costs to be agreed in advance with you or your family.
oNotwithstanding the generality of the foregoing, the Company may withdraw the benefits of and/or terminate your membership of the insurance schemes once you have reached the age of 65 or the State Pensionable Age (as determined in accordance with the rules in paragraph 1 of Schedule 4 of the Pensions Act 1995), if higher. Any entitlement to benefits which have already accrued will be dealt with in accordance with the rules of the scheme for the time being in force
•Holiday and other leave. You will be entitled to take thirty (30) days’ paid holiday in each holiday year (plus all public holidays normally observed in England). The Company’s holiday year currently runs from January to December. The times at which you take holiday must be agreed in writing in advance with the Board. You may carry forward up to five days holiday to the next holiday year, in all other circumstances failure to take holiday entitlement in the year in which it accrued will, save as required by law and on termination (in respect of which see Exhibit C), lead to the forfeiture of such accrued but untaken holiday without any right to payment in lieu thereof. Exhibit C contains further provisions relating to holiday and other leave in connection with the Employment.
•Sickness absence. Details of the Company’s policy on sickness absence can be found in the Employee Handbook. You shall be entitled to up to 6 months' company sick pay paid at the rate of your then salary in any 12 month period.
•Expenses. The Company will reimburse you in respect of all expenses, wholly, exclusively and necessarily incurred by you in the proper performance of the duties hereunder subject to you providing such receipts or other evidence as the Company may reasonably require and subject to the Company’s rules and policies from time to time relating to expenses.
•Hours of Work. Your normal working hours shall be from 9.00 a.m. to 6.00 p.m. Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of the duties hereunder. Notwithstanding the foregoing, you acknowledge that because of the autonomous nature of your role the duration of your working time is not measured or monitored or determined by the Company so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to the Employment.
•Work Location; Travel. Unless otherwise mutually agreed with the Company, your principal place of work will be the Company's office in England. The Company may require you to work on a temporary basis at any offices of the Company or any Group Company. In the performance of your duties hereunder, you will be required to travel and undertake your duties both throughout and outside England (including in the United States and Bermuda). In addition, the Company will reimburse you up to £70,000 per year of costs incurred by you in connection with spousal travel (1) with you, or (2) to and from the United Kingdom from any business location to which your spouse has traveled with you (which amounts you acknowledge may result in taxable income to you).
•Relocation. Without prejudice to any other provision in the Offer Letter, if in due course you and the Company agree that you will relocate to the United States or elsewhere on a full- or part- time

4

basis you and the Company will act reasonably and co-operate in good faith when seeking to agree the terms and conditions applicable to, and to the Employment following, such relocation, and you will enter into all documentation reasonably required by the Company in connection with the same.
•Termination of Employment – on Notice. The Company must provide you with six (6) months’ advance written notice of termination of the Employment for any reason other than “Cause” (as defined herein). You must provide the Company with six (6) months' advance written notice of termination of the Employment for any reason other than “Good Reason” (as defined herein). Termination for “Good Reason” is subject to the process set out in Severance below.
•Payment in Lieu of Notice. The Company reserves the right in its absolute discretion to elect to terminate the Employment with immediate effect and to pay in lieu of all or any part of the notice of termination (whether given by the Company or by you) by notifying you that the Company is exercising its rights under this section and that, subject to the remaining terms of this section, paying you within thirty (30) days of the date on which such written notice is given, a payment in lieu of notice of the whole or the remaining (if part of the notice period has already expired) period of notice. A dismissal without notice shall not, of itself, constitute or imply an election under this section either to pay in lieu of notice or by instalment. For this purpose, you agree that:
oAny payment pursuant to this section is, if so required by the Company, in its absolute discretion, conditional on you entering into a valid form of settlement agreement in terms which are satisfactory to the Company.
oPayment in lieu will consist solely of:
•the base salary you would have been paid had you served the relevant notice period, or the remaining part of it, less deductions for income tax, National Insurance contributions and any other deductions required by law, and will exclude any bonus, pension contributions, allowance, benefit, equity award, long-term incentive award or other emolument, except to the extent expressly provided in the Severance section; and
•for the avoidance of doubt, if the Company elects to exercise its rights to pay in lieu of notice pursuant to this section, the Sign-On LTI Awards, the Additional RSUs and any other equity grants you have received from the Company will continue to be governed by the controlling award agreement(s) and plan document(s).
oFor the avoidance of doubt, if the Company elects to exercise its rights to pay in lieu of notice, pursuant to this “Payment in Lieu of Notice” section, the Sign-On LTI Awards, the Additional RSUs, and any other equity grants you’ve received from the Company, will continue to be governed by the controlling award agreement(s) and plan document(s).
•Garden Leave. During any period of notice of termination or part thereof (whether given by you or the Company), or if you seek to resign without giving full notice, the Company shall be: (i) under no obligation to assign or vest any duties to you or to provide any work for you; and/or (ii) entitled to require you to carry out alternative duties commensurate with your seniority and experience; and/or (iii) entitled to require that you only perform such specific duties as are assigned you and as are commensurate with your seniority and experience; and/or (iv) entitled to exclude you from its premises or any Group Company’s premises; and/or (v) entitled to direct that you refrain from contacting or dealing with (or attempting to contact or deal with), save in a purely social capacity or in order to seek new employment, any customers, clients, suppliers, agents, professional advisers, officers or employees of the Company or any Group Company; and/or (vi) entitled to direct that you refrain from accessing the computer or other data or similar system of the Company or any Group Company (whether directly or indirectly); and/or (vii) entitled to remove you from office as a director of the Company and any Group Company and from all or any offices held by you in the Company or any Group Company and to revoke any powers you hold on behalf of the Company or

5

any Group Company; and/or (viii) entitled to require you to take any paid holiday entitlement which is untaken as at the commencement and/or which is likely to accrue during Garden Leave, provided that you shall at all time continue to receive your base salary and other contractual benefits during Garden Leave. For the avoidance of doubt, during such period both you and the Company shall continue to be bound by the same obligations to each other as were owed prior to the commencement of the period including for the avoidance of doubt (in your case) the duty of good faith and fidelity. During any period of Garden Leave, you shall remain contactable on your work mobile telephone number (save for holidays or sick days taken in the normal way).
•Severance. In addition, in the event of the termination of the Employment, you shall be entitled to the payments and benefits as set forth below. Notwithstanding any other provision of this Agreement or any policy, plan or arrangement of the Company or any Group Company, in the event of any inconsistency, conflict or ambiguity relating to severance or termination-related benefits, the terms of (i) this Offer Letter and (ii) the Company’s Executive Severance Plan (as in effect from time to time) shall prevail. In the event of any conflict between this Offer Letter and the Executive Severance Plan, the terms of this Offer Letter shall govern to the extent of such conflict, unless expressly stated otherwise herein.
oAny Termination: In the event the Employment is terminated for any reason, you shall be entitled to receive (in the case of (i)-(iv) below inclusive) within 30 days of the termination date, or, if later, the due stated payment date therefor: (i) any accrued and unpaid base salary up to the termination date; (ii) all accrued and unpaid benefits and awards under any benefit or equity plans, policies, programs, or arrangements in which you participated or received awards under up to the termination date, subject to and in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; (iii) reimbursement of any business expenses incurred by you in connection with the Employment on behalf of the Company on or prior to the termination date and reimbursable under applicable Company policies but not previously reimbursed to you (the “Accrued Compensation”). In addition the equity awards held by you at the termination date shall be treated as set forth in the applicable award documentation.
oResignation for Good Reason / Termination of Employment not for Cause: In the event that the Employment is terminated by the Company without “Cause” (excluding your death or permanent disability) or if you resign for “Good Reason”, in addition to the Accrued Compensation, and conditional on you entering into a valid form of settlement agreement within forty-five (45) days following the termination date, you shall be eligible to receive the following severance payments and termination benefits:
•an annual bonus for the year of termination based on actual performance for the year in which the termination date occurs (whereby the Company shall disclose relevant details of performance to you to assist in calculation of such bonus), prorated for the period of the Employment during such year, and payable at such time as annual bonuses are paid in the ordinary course to similarly situated senior executives;
•a cash severance payment equal to eighteen (18) months of your base salary at the rate in effect on your termination date, payable on the Company’s normal payroll dates and as provided in the next following sentence, with the first such instalment being paid on the first available payroll date following the termination date and including any installments that would have been paid if the release of claims were effective on your termination date. The cash severance pay shall be paid as follows: (x) an amount equal to one year of base salary shall be paid in twelve (12) monthly instalments over the twelve (12) months following the date of termination (and the first of such instalments shall be paid on the first

6

payroll date after the 45th day following the termination date and shall include any installment that would have been paid if the release of claims was effective on the termination date); and (y) an amount equal to the remaining six (6) months of base salary shall be paid in the fiscal year following the fiscal year in which the termination date occurs on dates selected by the Company in its sole discretion but not less frequently than in monthly instalments over the six (6) months following the first anniversary of the termination date. The cash severance payment shall be reduced by an amount equal to any base salary paid by the Company in respect of any worked notice period and/or salary paid in lieu of notice pursuant to the payment in lieu of notice clause) and shall be inclusive of statutory severance payments, if any, due to you in connection with the termination of the Employment; and
•subject to plan rules, and the terms applicable to such benefits set out in the Offer Letter, and the scheme providers agreeing to continue to provide coverage (whereby the Company will make all reasonable efforts to obtain such coverage) continued medical and life insurance benefits for eighteen (18) months following your termination date at the same premium rates that active employees pay for such coverage or, if that is not possible due to the rules of the applicable insurance, pay to you the value of the premium cost to the Company for such cover.
oFor purposes of this Offer Letter, “Good Reason” means (A) the assignment to you of duties that are significantly different from, or that result in a substantial diminution of, your title, duties, authorities or responsibilities hereunder; (B) mutual agreement that there has been a material erosion in the working relationship between you and the Chairman or the Board that compromises your ability to effectively perform the CEO role; (C) a reduction in your base salary of greater than 10%; (D) a material breach by the Company or any Group Company of this Offer Letter, including its exhibits and attachments, or any other material agreement with the Company or any Group Company; or (E) the termination of your Employment by reason of your death or permanent disability; provided that, if you resign with Good Reason, (1) your notice of resignation must be delivered to the Company within thirty (30) days following the claimed occurrence of Good Reason and must specify in reasonable detail the circumstances claimed to constitute Good Reason, (2) the Company shall have thirty (30) days from receipt of such notice to cure such Good Reason event, (3) failing such cure, the notice of resignation shall be effective as of the final day of the Company’s thirty (30) day cure period and the Employment will terminate with immediate effect without further notice or payment in lieu of notice on that day, and (4) if such Good Reason event is cured, the notice of resignation shall be deemed withdrawn and without effect.
•For purposes of this Offer Letter, “Cause” as used herein shall mean: (i) the grossly negligent performance of your duties (other than any such failure due to your physical or mental illness) that has caused a material injury to the Company or any Group Company; (ii) you having engaged in wilful and serious gross misconduct that has caused a material injury to the Company or any Group Company; (iii) a wilful and material violation by you of a Company or Group Company policy that has caused a material injury to the Company or any Group Company; (iv) the wilful and material breach by you of any of your obligations under this Offer Letter, including its exhibits and attachments or any other material agreement to which you and the Company or any Group Company are parties; (v) failure by you to comply with a lawful and reasonable direction or instruction given to you by the Board; or (vi) your conviction of, or entrance into a plea of guilty or no contest to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature), whereby road traffic offences that do not result in a term of imprisonment are excluded from this provision ; (vii) fraud, dishonesty or breach of fiduciary duty by you, whether or not relating to the

7

Employment; (viii) you failing or ceasing to hold any regulatory approval or right to work in the United Kingdom required for the proper performance of your duties; or (ix) any serious breach by you of the Company’s anti-corruption and bribery, anti-facilitation of tax evasion or anti-fraud policies. Provided that, if the Company terminates for Cause, (1) its notice of termination must be delivered to you within thirty (30) days following the claimed occurrence of Cause and must specify in reasonable detail the circumstances claimed to constitute Cause, (2) if the Board determines reasonably and in good faith that such circumstances are curable, you shall have thirty (30) days from receipt of such notice to cure such circumstances claimed to constitute Cause, (3) failing such cure, the notice of termination shall be effective as of the final day of your thirty (30) day cure period and the Employment will terminate with immediate effect without further notice or payment in lieu of notice on that day, and (4) if such Cause event is cured to the Company's reasonable satisfaction, the notice of termination shall be deemed withdrawn and without effect.
•Termination for Cause. Notwithstanding the other provisions of this Offer Letter, and without prejudice to the Company’s right at common law to terminate the Employment in response to a fundamental breach of contract by you, the Employment shall be subject to termination by the Company by summary notice in writing (notwithstanding that the Company may on a former occasion have waived its rights under this section) if you are in breach of any of the warranties in Exhibit B or if you have committed an act or omission which constitutes “Cause” (as defined herein).
•Suspension. If the Company becomes entitled to terminate the Employment for “Cause” or whilst the Company or any external body investigates any disciplinary matter involving you (regardless of whether it is an allegation which would or may entitle the Company to terminate the Employment for “Cause”) or while any disciplinary proceeding or process against you is outstanding or on-going, the Company shall be entitled (but without prejudice to its right subsequently to terminate the Employment on the same or any other ground) to suspend you for a period not to exceed ninety (90) days. During any period of suspension the Company shall have the same rights as during a period of Garden Leave. During any such period of suspension, the Company will continue to pay your base salary and other contractual benefits. If any period of suspension is lifted and no disciplinary sanction is applied to you, then your entitlement to receive any other bonus, share entitlement, allowance or any other remuneration or benefits shall be reinstated. If a disciplinary sanction short of dismissal is applied to you then the Company reserves the right to reduce such other bonus, share entitlement, allowance or any other remuneration or benefits to take reasonable account of the disciplinary sanction.
•Actions on termination. On or following the termination of the Employment (howsoever arising) or at any time following either the Company or you having served notice of such termination or the Company exercising its right of suspension or during any period of Garden Leave or long term sickness absence, you will:
oAt the request of the Company resign from office as a director of the Company and all offices you held in any Group Company and shall transfer without payment to the Company or as the Company may direct any third party any shares or other securities you held in the Company (or any Group Company) as a nominee or trustee for the Company (or any Group Company) and deliver to the Company the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of the termination of the Employment. In the event you unreasonably refuse to sign reasonably appropriate resignation documentation, the Company may sign such resignation documentation on your behalf.
oForthwith deliver to the Company all Confidential Information and materials containing the same and all other Company and Group Company property which are in your possession or

8

under your power or control and on the Company's request provide a signed statement that you have fully complied with the obligations hereunder.
oCooperate with the Company and any Group Company by providing such assistance as may reasonably be required during normal working hours in connection with any handover arrangements or any claim made by or against the Company or any Group Company. For the avoidance of doubt, such assistance may include, but not be limited to, attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence.
oProvide the Company with all necessary information as may be necessary to allow such person as the Company may determine to access any IT equipment, hard drive, memory stick or other equipment used by you in the course of the Employment whether or not such equipment is owned by the Company or any Group Company.
•Directors & Officers Insurance. You will be covered under a directors and officers’ liability insurance maintained by SiriusPoint to the same extent as other directors and officers of SiriusPoint. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.
•Contingent Offer. This offer of employment is contingent upon:
oYour execution of the form of Restrictive Covenant Agreement attached to this offer letter as Exhibit A.
oYou being approved by any relevant regulatory authorities to hold any relevant regulated positions in connection with the Employment.
This offer will be withdrawn if any of the above conditions are not satisfied and all liabilities of the parties pursuant to or in connection with the Offer Letter shall cease and determine and neither party shall have any claim against the other. For clarity, the termination and severance provisions of the Offer Letter would not apply under these circumstances.
•Tax and deductions. The following arrangements apply to the Employment:
oSave for sums deducted by the Company pursuant to PAYE, you will be solely responsible for taxes imposed on you by reason of any remuneration and benefits provided to you by the Company, and all such remuneration and benefits (including without limitation your base salary and bonuses (if any)) will be subject to applicable withholding and deductions. For the purposes of the Employment Rights Act 1996, you hereby authorise the Company to deduct from the remuneration and any other payments hereunder and/or in connection with the Employment any sums due from you to the Company and/or any Group Company including, without limitation, any overpayments, loans or advances made to you by the Company and/or any Group Company, repayment of holiday pay taken in excess of accrued entitlement.
oIf you incur US income tax liabilities as a direct result of performing duties for the Company in the United States, the Company shall operate a tax-equalisation arrangement. Under this arrangement, the Company shall reimburse you only for the excess (if any) of your total US income tax liability over the amount of UK income tax and National Insurance contributions that would have been payable had your duties been performed exclusively in the United Kingdom.
oThis provision shall not apply to any US tax liabilities arising from yourother employment, personal income, investments, or activities unrelated to your duties for the Company. You must promptly provide all information reasonably required to determine the appropriate tax equalisation amount.

9

oYou shall be fully responsible for the payment of all taxes, National Insurance contributions, filings, and any other statutory obligations arising from their participation in any share scheme, equity incentive plan, option plan, or similar arrangement offered by the Company or any Group Company. The Company will not provide tax equalisation, reimbursement, or financial support in respect of such liabilities, and you agree to comply with all personal reporting and payment requirements associated with these arrangements.
•Data Protection.
oYou hereby acknowledge that:
•SiriusPoint and the Company will collect and process information about you, such as your name and contact details, as well as more sensitive information for various purposes in connection with the Employment, including to manage benefits and payments, to manage expenses, to manage recruitment and on-boarding, to manage absences, for security purposes, to handle with claims and disciplinary actions, to monitor performance and use of the IT systems, to conduct certain background checks and to comply with SiriusPoint’s the Company's legal obligations;
•SiriusPoint and the Company will collect from you and store personal data about your next of kin, such as their name and contact details, for use in emergency situations, and you have informed such individuals that their details have been provided to SiriusPoint and the Company;
•SiriusPoint and the Company may pass your information to third parties such as your previous employers, companies for which you provided services, public authorities, law enforcement agencies, fraud prevention agencies and regulators who use it in connection with the purposes set out above. SiriusPoint or the Company may also pass your information to third party agents who handle it on behalf of SiriusPoint or the Company; and
•depending on the circumstances, SiriusPoint’s or the Company’s use of personal data may involve a transfer of data outside of the UK and the European Economic Area.
oThe Company’s data privacy notice as amended from time to time (the “Data Privacy Notice”) gives more details of the personal information about you and your next of kin that SiriusPoint or the Company collect and process. You confirm that you will read the notice. The Data Privacy Notice does not form part of the terms and conditions of the Employment, and the Company reserves the right to amend it from time to time and to update the uses of personal data listed above and in the notice.
oYou shall comply with the Company’s data protection policy, when in force and as amended from time to time relating to processing of personal data under the Data Protection Legislation (the “Data Protection Policy”) when handling personal data in the course of the Employment including personal data relating to any employee, customer, client, supplier or agent of the Company. You will also comply with the Company’s other policies in force from time regarding IT and communications systems.
oFailure to comply with the Data Protection Policy or any of the other policies referred to above may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
oOn termination of the Employment for whatever reason, the Company will provide full and frank references in accordance with any applicable regulatory requirements to any potential employer. In providing a reference or otherwise complying with any regulatory requirement you agree that SiriusPoint or the Company may provide to a potential

10

employer or to a relevant regulator information or opinions which are personal data (including “special categories” of personal data) within the meaning of data protection legislation.
oYou agree that the SiriusPoint, the Company and any Group Company may intercept, process and monitor communications transmitted by or to you via any private telecommunication systems (including e-mail) or services of any Group Company.
•Miscellaneous Matters.
oDefinitions. Defined terms have the meanings given to them and:
•“Group Company” means a company within the Company Group.
•“Company Group” means the Company and any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 (UK) and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by section 1162 Companies Act 2006 (UK)).
•“Recognised Investment Exchange” means an investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 (UK) including a recognised overseas investment exchange.
oNotices. Any notice or other document to be given under this Offer Letter shall be in writing and may be given personally to you or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile or email transmission to, in the case of the Company, its registered office for the time being and in your case either to your address shown on the face hereof or to your last known place of residence or in the case of email to your work email address and/or the last personal email address the Company holds on record for you. Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.
oNon Reliance. You acknowledge and agree that, in entering into this Offer Letter, you do not rely on and shall have no remedy in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Offer Letter. Nothing in this clause shall operate to limit or exclude liability for fraud or fraudulent misrepresentation.
oVariation. No variation or agreed termination of the Offer Letter will be effective unless it is in writing and signed by or on behalf of the parties (or their authorised representatives), save that the Company reserves the right to make reasonable changes to the Offer Letter and you will be notified in writing of any change as soon as possible and in any event within one month of the change.
oThird Party Rights. No term of the Offer Letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to the Offer Letter, other than a Group Company.
oAssignment. You expressly consent to the Company’s assignment of its rights and obligations under the Offer Letter to any Group Company at any time.
oOther Agreements. This Offer Letter (together with the other policies and documents referred to in the Offer Letter) constitute the entire agreement of the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or

11

implied relating to your employment by the Company or any Group Company, including (without limitation) the Bermudian Contract and the 2022 UK Contract. Without prejudice to the foregoing, in the event of any conflict between the terms of the Offer Letter and any other document purporting to relate to your employment by the Company or any Group Company, the terms of the Offer Letter prevail. You hereby acknowledge that you have no outstanding claims of any kind against the Company or any Group Company, including (without limitation) in connection with any such previous agreement and/or its termination. Each party acknowledges that in entering into the Offer Letter it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) or any person (whether party to the Offer Letter or not) relating to the Employment which is not expressly set out in the Offer Letter or any documents referred to it, including, in particular any offer letter. Each party agrees that its only liability in respect of those representations and warranties that are set out in the Offer Letter (whether made innocently or negligently) shall be for breach of contract. Nothing in the Offer Letter will limit or exclude any liability for fraud.
oLaw and jurisdiction. The Offer Letter and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with the laws of England and Wales. You and the Company hereby irrevocably submit to the exclusive jurisdiction of the English courts in respect of the interpretation and enforcement of the provisions of this letter.

We believe that the Company presents a tremendous value creation opportunity and we view you as an important part of our future successes. We look forward to working with you.

[Signature page follows]

12

THIS DEED has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

SIGNED as a DEED by SiriusPoint International Insurance Corporation acting by Jason Robart, as
Chair of the Compensation Committee of SiriusPoint Ltd.
/s/ Jason Robart________

SIGNED as a DEED by Scott Egan
in the presence of a witness

/s/ Sarah Smith___________
Witness
Witness Name: Sarah Smith
Witness Occupation: Interim Chief Human Resource Officer

13

Exhibit A
SiriusPoint International Insurance Corporation Executive Restrictive Covenant Agreement
This Executive Restrictive Covenant Agreement (the “Agreement”) is entered into by and between SiriusPoint International Insurance Corporation. whose registered office 3rd Floor, 33 Gracechurch Street, London, EC3V 0BT, England (the “Company”), and the undersigned (the “Executive”).
In consideration of the Executive’s employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Executive hereby agree as follows:
1.Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company Group, including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the term of the Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly supply to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment. Nothing in this Agreement shall prevent the Executive from:
a.making a protected disclosure in accordance with s43A Employment Rights Act 1996 and the Public Interest Disclosure Act 1998; or
b.making any disclosures permitted under section 17 of the Victims and Prisoners Act 2024; or
c.discussing any of the matters referred to in this clause with any professional advisers, medical professionals or other health care providers who owe you a duty of confidentiality; or making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or
d.cooperating with any law enforcement agency regarding a criminal investigation or prosecution; or
e.cooperating with any legal or regulatory process to which the Executive is obliged to provide information or assistance; or

14

f.disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination; or
g.making any other disclosure as required by law.
2.Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment [as referenced above], and further in consideration of the Executive’s exposure to the proprietary information of the Company Group and knowledge of and influence over the Company Group’s customers and workforce, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, invest in, lend to, own, manage, operate, join, control, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership as a passive investor only, of not more than 5% of the issued ordinary shares of or any issuer whose securities are listed or traded on any Recognised Investment Exchange, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.
3.Nonsolicitation of staff. During the Nonsolicitation Term, the Executive shall not directly or indirectly, and shall not directly or indirectly cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Employee (as defined below), or (ii) endeavor to entice any Restricted Employee away from the Company Group. For the avoidance of doubt, it shall not be a breach of this clause for any Restricted Employee to respond to a bona fide advertisement or approach from a recruitment consultant on behalf of a third party employer, provided you are not directly or indirectly involved in such recruitment.
4.Nonsolicitation/Nondealing with Customers. During the Nonsolicitation Term the Executive shall not directly or indirectly, and shall not directly or indirectly cause any other person to (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Customer; or (ii) endeavor to entice any Restricted Customer away from the Company Group where such enticement relates to Restricted Goods or Services; or (iii) have any dealings with any Restricted Customer relating to Restricted Goods or Services.
5.Non disparagement. While employed by the Company and thereafter, neither the Company (by formal press release, or by authorized statement of any of the members of its board of directors or executive officers made in circumstances reasonably expected to become publicly known) nor the Executive shall make or publish any disparaging statements (whether written or oral) regarding each other (or in the Executive's case) any of the Company’s affiliates, directors, officers, or employees.
6.Proprietary Rights. If at any time in the course of the employment, the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any member of the Company Group the Executive shall immediately disclose full details of such Intellectual Property to the Company and, at the request and expense of the Company, shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property and for

15

vesting all rights in the same in the Company or relevant member of the Company Group or their nominees.
The Executive irrevocably appoints any director of the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or any member of the Company Group or their nominees the full benefit of the provisions of this section and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this section shall be conclusive evidence that such is the case.
The Executive acknowledges and agrees that he will not (whether during or after the employment) apply or join in applying for any patent, registered design, trade mark or other intellectual property protection in respect of any Intellectual Property without the prior written approval of the Company.
The Executive waives all his rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of this section.
All rights and obligations under this section in respect of Intellectual Property made or discovered by the Executive during the employment shall continue in full force and effect after the termination of the employment and shall be binding upon your personal representatives.
“Intellectual Property” for the purposes of this section shall mean:
(a)discovery, patents, trademarks, service marks, registered designs, applications for any of those rights, trade and business names (including internet domain names and e-mail address names), unregistered trademarks and service marks, copyrights, improvements in procedure, formulae, design rights, moral rights, rights in performances, database rights, rights in know-how and designs and inventions;
(b)rights of the equivalent or similar effect or nature to those in paragraph (a); and
(c)rights under licences, consent orders, statutes or otherwise in relation to a right in paragraphs (a) or (b),
(d)in each case in any jurisdiction where any of the above may exist.
7.Remedies. The Executive agrees that any material breach of the terms of this Agreement might result in irreparable injury and damage to the Company Group for which the Company may have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company may be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company or the Company Group may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. While the restrictions in this Agreement (on which the Executive has had the opportunity to take independent advice, as the Executive hereby

16

acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or member of the Company Group but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
8.The benefit of this Agreement shall be held on trust by the Company for each member of the Company Group and the Company reserves the right to assign the benefit of such provisions to any Group Company. Each of the obligations undertaken by the Executive pursuant to this Agreement shall, with respect to each such member of the Company Group, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the other such covenants in favour of any other member of the Company Group or the Company. The Executive agrees that each of the restrictions set out in this Agreement constitutes entirely separate, severable and independent restrictions on him and the sections and sub-sections of this Agreement shall operate independently of each other and shall not affect the interpretation of any other section or sub-section.
9.Certain Definitions. For purposes of this Agreement:
a.The “Noncompetition Term” shall mean the period beginning on the start date of the Executive’s employment and ending six (6) months following the Executive’s termination of employment.
b.The “Nonsolicitation Term” shall mean the period beginning on the start date of the Executive’s employment and ending twelve (12) months following the Executive’s termination of employment. The periods for which the restrictions in Sections 2, 3 and 4 apply following termination of the Executive’s employment shall be reduced by any period of Garden Leave occurring during any period of notice to terminate the Employment given by either party.
c.“Recognised Investment Exchange” means an investment exchange granted recognition under section 285(1) Financial Services and Markets Act 2000 (UK), including a recognised overseas investment exchange.
d.“Relevant Period” means the period of 12 months ending on the Executive’s termination of employment or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company or any member of the Company Group.
e.“Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date and (y) on and after the date of the Executive’s termination, any person, corporation, partnership or other entity that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group and with which the Executive was involved to a material extent at any time during the Relevant Period.
f.“Restricted Customer” shall mean (x) on any date during the Executive’s employment with the Company any person, corporation, partnership or other entity which was a customer or intermediary (including, without limitation, any broker or other insurance

17

intermediary) of any member of the Company Group, or otherwise had a material relationship with any member of the Company Group and (y) on and after the date of the Executive’s termination any person corporation, partnership or other entity which was a customer or intermediary (including, without limitation, any broker or other insurance intermediary) of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group, and in each case with whom the Executive had material dealings in the course of his employment at any time during the Relevant Period.
g.“Restricted Employee” shall mean (x) on any date during the Executive’s employment with the Company any person who is employed or engaged by any member of the Company Group and (y) on and after the date of the Executive’s termination any person who was employed or engaged by any member of the Company Group and serves on the Executive Leadership Team or Senior Leadership Team and with whom the Executive had material dealings in the course of his employment at any time during the Relevant Period.
h.“Restricted Goods or Services” shall mean (x) on any date during the Executive’s employment with the Company any goods or services which are the same as or similar to goods or services supplied by any member of the Company Group and (y) on and after the date of the Executive’s termination any goods or services which are the same as or similar to the goods or service supplied by any member of the Company Group to the extent that the Executive’s duties were materially involved with such goods or services or which he was responsible for at any time during the Relevant Period.
i.The “Territory” shall mean (i) on any date during the Executive’s employment: (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group; and (ii) on and after the date of the Executive’s termination: (x) the geographic markets in which the business of the Company Group or any of its members (with which the Executive was involved to a material extent at any time during the Relevant Period) was being conducted during the Relevant Period and (y) any other geographic market as to which the Company Group has, or any of its members have, during the twelve (12) months preceding the date of the Executive’s termination devoted more than de minimis resources as a prospective geographic market for the business of the Company Group (with which the Executive was involved to a material extent at any time during the Relevant Period).
j.“Company Group” means the Company and any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 (UK) and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by section 1162 Companies Act 2006 (UK)).
10.No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this

18

Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
5.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
6.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.
7.Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
8.Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the English courts.
9.Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
10.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
11.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

19

THIS DEED has been executed as a deed and it has been delivered on the date stated at the beginning of this deed.
Signed as a deed by SiriusPoint International Insurance Corporation.

Signed as a deed by SiriusPoint International Insurance Corporation.
Jason Robart, as Chair of the Compensation Committee of SiriusPoint Ltd.
/s/ Jason Robart________

SIGNED as a DEED by Scott Egan
in the presence of a witness:

/s/ Sarah Smith___________
Witness
Witness Name: Sarah Smith
Witness Occupation: Interim Chief Human Resource Officer

20

Exhibit B
Duties, obligations and Warranties
Duties and obligations
•In connection with the Employment you will:
1.during normal business hours (excluding holiday and sickness absence) devote the whole of your time, attention and skill to your duties;
2.at all times and in all respects and in willing cooperation with others, faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be reasonably assigned to or vested in you by the Board;
3.obey the reasonable and lawful directions of the Board;
4.comply with duties for directors set out in applicable legislation;
5.comply with the Articles of Association and comply with all the Company's and relevant Group Companies’ codes, rules, regulations, policies and procedures and any such code, practice, rules or regulations of any association or professional body to which the Company and/or any Group Company and/or you belong from time to time including without limitation any regulatory authorities relevant to you, the Company or any Group Company including without limitation the SEC and the Financial Conduct Authority;(g)    neither commit or attempt to commit the criminal offence of insider dealing nor contravene Articles 14, 15 or 19 of the Market Abuse Regulation (Regulation 596/2014/EU) or any applicable laws having the same or similar effect in any other jurisdiction;
6.keep the Board and, if applicable, any other Group Board at all times promptly and reasonably informed (in writing if so requested) of your conduct and activities in relation to the business of the Company and any Group Company for which you are required to perform duties and provide such explanations in connection therewith as the Board may reasonably require from time to time including for the avoidance of doubt, any activity (actual or threatened) which might affect the material interests of the Company or any Group Company; any actual potential or maturing business opportunity potentially applicable to the Company or any Group Company; any offer of engagement or approach made by a competing business to any employee, worker or officer of the Company or any Group Company of which you are aware; the intention of any employee, worker or officer of the Company or any Group Company who reports directly or indirectly to you to resign from your employment or engagement with the Company or any Group Company and of which you are aware;
7.report to the Board your own wrongdoing and any wrongdoing or proposed or suspected wrongdoing of any agent, employee, worker or director of the Company or any Group Company of which you are aware, including any circumstances that could lead and/or have led to an offence constituting a fraud offence or an economic offence under the Economic and Corporate Transparency Act 2023 or a tax evasion offence under the Criminal Finances Act 2017;
8.comply with the Company’s anti-corruption and bribery policy, anti-facilitation of tax evasion policy, anti-fraud policy and related procedures in place from time to time and the Bribery Act 2010, the Criminal Finances Act 2017 and any applicable laws having the same or similar effect in any other jurisdiction;
9.comply with every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company insofar as they may affect you, the Company, any Group Company or its or their directors, officers or employees; and

21

10.use all reasonable endeavours to develop the business of the Company and the Company Group and build and form client relationships on behalf of the Company and the Company Group.
•The Company reserves the right to: (i) request that you with immediate effect to carry out the duties of another position of equivalent status either in addition to or instead of your duties as CEO; and (ii) by agreement with you appoint any other person or persons to act jointly with you or in your place (if you are not performing the duties under the Offer Letter on a full time basis, are absent on sick leave, suspended, on family related leave or placed on garden leave or otherwise) in any position to which you may be assigned from time to time.
•You will, if and so long as the Company requires and without any further remuneration therefore (except as otherwise agreed), carry out duties commensurate with your seniority and experience on behalf of any Group Company and/or act as a director or officer of any Group Company. At any time at the request of the Company, you must resign from office as a director or officer of any Group Company. You must not resign from such positions except at the request or direction of the Company, or in circumstances where you reasonably believe that you are no longer able to carry out your duties.
•The Company takes a zero tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must report any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made immediately to the Board. You must comply at all times with the Company’s anti facilitation of tax evasion policy or anti-corruption and bribery policy and any relevant policy of any relevant Group Company as such may be amended from time to time. Failure to do so will be treated as a disciplinary matter and may result in immediate termination.
•You will provide a copy of Exhibit A to any person, firm, company or other entity making an offer of employment, appointment as a director or officer, agency, consultancy, partnership or joint venture to you during the Employment or thereafter whilst any restrictions in Exhibit A remain in force immediately upon receiving any such offer.
•You will enter into any documentation required by the Company in connection with you holding any position(s) or discharging any duties in connection with the Employment for which approval is required from, or which is or are otherwise subject to regulatory oversight by, any regulator relevant to the Company or any relevant Group Company.
•Other than in the proper and normal course of your duties, you will not at any time during the Employment, without the prior written consent of the Board, have any direct or indirect interest as agent, beneficiary, consultant, director, employee, partner, proprietor, shareholder or otherwise in any trade, business, profession or occupation or the setting up of the same other than the business of the Company or any Group Company.
Warranties
You represent and warrant to the Company that to the best of your knowledge:
•You are not bound by or subject to any court order, agreement, covenant, arrangement, regulatory code or undertaking or has any other interest or obligation which in any way restricts or prohibits you from entering into this Offer Letter or from performing the duties hereunder and you undertake to indemnify and hold harmless the Company against all claims, costs, damages and expenses which the Company incurs in connection with any claim in relation to any such court order, covenant, arrangement, regulatory code or undertaking or any other interest or obligation by which you are or were so bound or subject.

22

•You are not subject to any restrictions which prevent you from holding office as a director of the Company or any Group Company.
•You have disclosed or will disclose to the Company on a continuing basis all information which is necessary to ensure that the Company or any relevant Group Company can fully comply with its notification regulations in connection with the Employment arising from or in connection with any rules applicable to the listing of shares of the Company or any Group Company on any Recognised Investment Exchange or in respect of any other regulatory obligations.
•You are qualified to perform the position to which you are appointed.
•All of the information provided to the Company, and any third party acting on behalf of the Company is complete, true and up to date and you have not deliberately omitted any information relevant to the Employment.

23

Exhibit C
Further Section 6 particulars
•Continuity of employment. Your period of continuous employment with the Company shall be deemed to have commenced on September 21, 2022.
•Probationary period. The Employment is not subject to a probationary period.
•Holiday. If the Employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro rata basis. You will be deemed to have taken the statutory basic annual leave entitlement first then any additional contractual leave entitlement. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will accrue on a pro rata basis for each complete month of service during the relevant holiday year. Notwithstanding the foregoing, on the termination of the Employment, no payment in lieu will be made in respect of any public or bank holidays. During any period of notice or Garden Leave, the Company may require you to take any holiday entitlement accrued but untaken in the holiday year in which the Employment terminates or may make a payment in lieu of the same. If, on the termination of the Employment, you have taken more than your accrued holiday entitlement, you will repay the excess to the Company from any sums due to you and, for the purposes of the Employment Act 1996, you hereby authorise the Company to make such deduction. The calculation of any entitlement to accrued and untaken holiday or deductions where you have, on termination, taken more than your accrued holiday entitlement shall be based on 1/260th of your then base salary for each untaken or excess day of the entitlement for the holiday year in which termination takes place.
•Other leave. You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time: (i) statutory paternity leave; (ii) adoption leave; (iii) shared parental leave; (iv) parental leave; and (v) bereavement leave. Further details of such leave and, where applicable, pay during such leave are available from the Employee Handbook. The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.
•Grievance procedures. If you wish to obtain redress of any grievance relating to the Employment or are dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, you may apply in writing to the Chairperson of the Board, setting out the nature and details of any such grievance or dissatisfaction. If you are not satisfied with the decision of the Chairperson, you may within seven days of the decision appeal in writing to a non-executive director of SiriusPoint nominated by the Board.
•Disciplinary. The disciplinary rules applicable to you are set out in the Employee Handbook. The disciplinary procedure is not contractually binding on the Company and the Company may in its absolute discretion and for any reason decide not to follow the disciplinary procedure.
•Bullying and Harassment. The Company has a policy statement on bullying and sexual harassment which is contained in the Employee Handbook.
•Dress Code: The Company's dress code is contained in the Employee Handbook.
•Collective Agreements. There are no collective agreements that affect the terms and conditions of the Employment.

24